Exhibit 4.9

LEGACY SHARE OPTION PLAN

HAMMERHEAD ENERGY INC.

Effective as of February 23, 2023

HAMMERHEAD ENERGY INC.

LEGACY SHARE OPTION PLAN

1.	Purpose of Plan

The limited purpose of this plan is to provide for the issuance of Options pursuant to Section 3.2(h)(xii) of the Plan of Arrangement and thereby to aid in retaining and motivating certain officers, employees and other eligible Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Options to acquire an increased proprietary interest in the Corporation.

For greater certainty, notwithstanding any other provision of this Plan, no Options may be issued hereunder except pursuant to Section 3.2(h)(xii) of the Plan of Arrangement.

2.	Administration

The Plan shall be administered by the Committee pursuant to any rules of procedure that may be fixed by the Board.

3.	Granting of Options

Subject to the Plan of Arrangement, the Committee may from time to time designate officers and employees of, and other eligible Service Providers to, the HEI Group to whom Options may be granted and the number of Common Shares to be optioned to each, provided that the number of Common Shares to be optioned shall not exceed the limitations provided in Article 4 hereof.

4.	Limitations to the Plan

Notwithstanding any other provision of the Plan the maximum number of Common Shares issuable on exercise of outstanding Options at any time shall be limited to 671,539.

For greater certainty, Options that are cancelled, terminated or expire prior to the exercise of all or a portion thereof shall not result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to this Plan.

No one Service Provider may be granted any Option which, together with all Options then held by such Optionee, would entitle or enable such Optionee to receive a number of Common Shares which is greater than 5% of the outstanding Common Shares, calculated on an undiluted basis. In addition: (i) the number of Common Shares issuable to Insiders at any time, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Common Shares; and (ii) the number of Common Shares issued to Insiders, within any one year period, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Common Shares. For this purpose, “security based compensation arrangements” has the meaning ascribed thereto in Part VI of the TSX Company Manual.

5.	Vesting

All Options issued pursuant to Section 3.2(h)(xii) of the Plan of Arrangement shall be fully vested and exercisable on issuance and shall not be subject to any vesting restrictions.

6.	Option Price

Subject to the Plan of Arrangement, the exercise price of Options granted under the Plan shall be fixed by the Committee when such Options are granted, provided that the exercise price of Options shall not be less than such minimum price as may be required by the stock exchange, if any, on which the Common Shares are listed at the time of grant.

7.	Option Terms

The period during which an Option is exercisable shall, subject to the provisions of the Plan requiring or permitting the acceleration or extension of the exercise period, be such period, not in excess of fifteen (15) years, as may be determined from time to time by the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be five (5) years from the date of grant. Each Option shall, among other things, contain provisions to the effect that the Option shall be personal to the Optionee and shall not be assignable. In addition, unless the Corporation and an Optionee agree otherwise in an Option Agreement or other written agreement (such as an agreement of employment or a Retirement Agreement), each Option shall provide that:

(a)

upon the death of the Optionee, the Option shall terminate on the date determined by the Committee which shall not be more than twelve (12) months from the date of death and, in the absence of any determination to the contrary, will be twelve (12) months from the date of death;

(b)

if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group (other than by reason of death, termination for cause or Retirement), the Option shall terminate on the expiry of the period not in excess of six (6) months as prescribed by the Committee at the time of grant, following the date that the Optionee ceases to be an officer of, or an employee of or a consultant or other Service Provider to, any of the entities comprising the HEI Group and, in the absence of any determination to the contrary, will terminate ninety (90) days following the date that the Optionee ceases to be an officer of, or an employee of or a consultant or other Service Provider to, any of the entities comprising the HEI Group;

(c)

if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of termination for cause, the Option shall terminate immediately on such termination for cause (whether notice of such termination occurs verbally or in writing);

(d)

if the Optionee shall no longer be an officer of or be in the employ of any of the entities comprising the HEI Group due to the Optionee’s Retirement, the Option shall terminate twelve months following the date that the Optionee ceases to be an officer of or be in the employ of any of the entities comprising the HEI Group;

provided that the number of Common Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of termination: (i) shall in the case of death of the Optionee, be all of the Common Shares that may be acquired on exercise of the Options held by such Optionee (or his or her heirs or successors) whether or not previously vested, and the vesting of all such Options shall be accelerated on the date of death for such purpose; and (ii) in any case other than death or termination for cause, shall be the number of Common Shares which the Optionee was entitled to purchase on the date the Optionee ceased to be an officer, employee, consultant or other Service Provider, as the case may be. In the event of termination for cause, all of the Common Shares optioned, whether vested or unvested shall be forfeited.

If any Options may not be exercised due to any Black-Out Period at any time within the three business day period prior to the normal expiry date of such Options (the “Restricted Options”), the expiry date of all Restricted Options shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange and approved by the Committee).

8.	Exercise of Option

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Common Shares then being purchased.

9.	Cashless Exercise

Subject to the provisions of this Plan, if permitted by the Committee, an Optionee may elect to exercise a vested Option by surrendering such Option in exchange for the In-the-Money Value (as defined below) of the Option in lieu of purchasing the number of Common Shares then issuable on the exercise of the vested Option. If the Optionee so elects to exercise the Option, the Optionee shall be entitled to payment of the In-the-Money Value of the vested Option determined as of the date (the “Pricing Date”) the Corporation receives notice of the exercise of such Option. The In-the-Money Value shall be paid in Common Shares issued from treasury with the number of Common Shares issuable being equal to the number obtained by dividing the In-the-Money Value of the Options in respect of which such election is made by the Current Market Price on the Pricing Date. “In-the-Money Value” means the amount by which the Current Market Price on the Pricing Date exceeds the exercise price of the applicable Options, multiplied by the number of Common Shares related to the applicable Options. “Current Market Price” means, as at any date when the Current Market Price is to be determined, the volume weighted average trading price per Common Share on the TSX, or, if the Common Shares are not listed on the TSX, on any stock exchange in Canada or the United States on which the Common Shares are then listed, for the last five (5) trading days immediately prior to the date of determination, or if the Common Shares are not listed upon any stock exchange in Canada or the United States, the Current Market Price shall be determined by the Board of Directors acting reasonably. An Option may be exercised pursuant to this Article 9 from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying that the Optionee has elected to make a cashless exercise of such Option and the number of Options to be exercised (provided that the Committee may, in its sole discretion, vary the aforementioned procedure for exercising an Option from time to time). The Corporation will not be required, upon the exercise of any Options pursuant to this Article 9, to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Corporation will pay to the Optionee within ten (10) business days after the exercise date, an amount in lawful money of Canada equal to the then Current Market Price of such fractional interest, provided that the Corporation will not be required to make any payment, calculated as aforesaid, that is less than $10.00. Any reference in this Article 9 to the issuance of Common Shares or the payment of cash is subject to compliance with Article 18.

10.	Surrender Offer

An Optionee may make an offer (the “Surrender Offer”) to the Corporation, at any time, for the disposition and surrender by the Optionee to the Corporation (and the termination thereof) of any of the Options granted hereunder for an amount (not to exceed the Fair Market Value of the Common Shares less the exercise price of the Options) specified in the Surrender Offer by the Optionee, and the Corporation may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, the Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Corporation to the Optionee. The Corporation may, in its sole discretion, elect to allow an Optionee to claim such deductions in computing taxable income of such Optionee, if any, that may be available to the Optionee in respect of any amount received by the Optionee pursuant to this Article 10, provided that the Corporation shall be under no obligation, express or implied, to make such election. Any reference in this Article 10 to the payment of cash is subject to compliance with Article 18.

11.	Alterations in Shares

In the event:

(a)	of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)	that any rights are granted to all or substantially all shareholders to purchase Common Shares at prices substantially below Fair Market Value; or

(c)

that, as a result of any recapitalization, merger, consolidation or other transaction, the Common Shares are converted into or exchangeable for any other securities or property; then the Board may make such adjustments to the Plan, to any Options and to any Option Agreements outstanding under the Plan, and make such amendments to any Option Agreements outstanding under the Plan, as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Optionees hereunder and/or to provide for the Optionees to receive and accept such other securities or property in lieu of Common Shares, and the Optionees shall be bound by any such determination.

For greater certainty, and notwithstanding anything to the contrary in this Article 11, no adjustment shall be made in accordance with this Article 11 with respect to the issue of Common Shares being made pursuant to or in connection with (i) any share option plan or share purchase plan, including this Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of the Corporation, or (ii) the issuance of additional Common Shares pursuant to a public offering or private placement by the Corporation or a take-over bid or tender offer made by the Corporation for the securities of another entity.

12.	Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which Article 13 applies, if the Corporation enters into any transaction or series of transactions whereby the Corporation or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a “Successor”), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction the Corporation and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Corporation under this Plan and the Option Agreements outstanding on consummation of such transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Corporation under this Plan and Option Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Option Agreements and the obligation of the Corporation to the Optionees in respect of the Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Common Shares upon vesting of the Options.

13.	Termination of Option

Notwithstanding any other provision in this Plan or the terms of any Option Agreement, if there takes place a Change of Control, all issued and outstanding Options shall terminate on the 90th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Board, in its absolute discretion, prior to the time such Change of Control takes place.

14.	No Rights as a Shareholder

An Optionee shall not have any of the rights or privileges of a shareholder of the Corporation in respect of any Common Shares issuable upon exercise of an Option until certificates representing such Common Shares have been issued and delivered.

15.	Regulatory Authorities Approvals

The Plan shall be subject to the approval, if required, of any stock exchange on which the Common Shares are listed for trading. Any Options granted prior to receipt of such approval and after listing on any such stock exchange shall be conditional upon such approval being given and no such Options may be exercised unless such approval, if required, is given.

16.	Options to Companies

The provisions herein in respect of the grant of Options shall apply, with appropriate modifications, to the grant of Options to a company either: (i) wholly-owned by any person to whom Options may otherwise be granted hereunder; or (ii) controlled by any person to whom Options may otherwise be granted hereunder (and the shares of which are held directly or indirectly by any such person and such person’s spouse, minor children and/or minor grandchildren); subject to any requirements of any applicable regulatory authority having jurisdiction.

17.	Option Agreements

A written agreement (an “Option Agreement”) will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which Option Agreement will set out the number of Common Shares subject to Option, the exercise price, the vesting terms, the expiry date and any other terms approved by the Committee, all in accordance with the provisions of this Plan. The Option Agreement will be in such form as the Committee may from time to time approve or authorize the officers of the Corporation to enter into and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation. Such Option Agreements may also contain such other provisions as the Committee may determine.

18.	Tax Withholding

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of exercise) an Optionee to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant or exercise of Options granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Optionee consents to) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Optionee (whether arising pursuant to the Optionee’s relationship as an officer or employee of the Corporation or as a result of the Optionee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Optionee and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the withholding obligation net of selling costs (which costs shall be the responsibility of the Optionee and which shall be and are authorized to be deducted from the proceeds of sale). The Optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Common Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares. Any reference in this Plan to the issuance of Common Shares or a payment of cash is expressly subject to this Article 18.

19.	No Guarantees Regarding Tax Treatment

Optionees (or their beneficiaries) shall be responsible for all taxes with respect to any Option outstanding under this Plan, whether arising as a result of the grant or exercise of Options or otherwise. The Corporation and the Committee make no guarantees to any person regarding the tax treatment of an Option or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to an Optionee with respect thereto.

20.	No Effect on Employment or Retainer

Participation in the Plan by an Optionee is entirely voluntary and does not affect the Optionee’s employment or continued retainer by, or other engagement with, any of the entities comprising the HEI Group, nor does it interfere in any way with the right of the Optionee or any of the entities comprising the HEI Group to terminate the Optionee’s employment or service provision at any time. Neither this Plan nor the granting to an Optionee of an Option hereunder of itself gives such Optionee any right to continue to be an officer, employee or Service Provider of any of the entities comprising the HEI Group. None of the terms and conditions governing an Option shall be affected by any change in the terms of the Optionee’s employment or by engagement with any of the entities comprising the HEI Group so long as the Optionee continues to hold Options. The terms of this Plan or any option agreement shall not affect in any manner whatsoever the terms or validity of any employment or other services agreement to which the Corporation is a party.

21.	Amendment or Discontinuance of the Plan

(a)

The Committee may, subject to any required approval of any Exchange, amend or discontinue the Plan and Options granted thereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, provided that, subject to the following paragraph of this Article 21, no amendment to the Plan or Options granted pursuant to the Plan may be made without the consent of the Optionee, if it adversely alters or impairs any Option previously granted to such Optionee under the Plan. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a “housekeeping nature” nature, including, without limitation, amending the wording of any provision of this Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correcting grammatical or typographical errors and amending the definitions contained within this Plan respecting the administration of the Plan; (b) amending Options under the Plan, including with respect to the expiry date (provided that the term of the Option does not exceed fifteen years from the date the Option is granted and that such Option is not held by an Insider) and effect of termination of a Optionee’s employment or cessation of the Optionee’s service; or (c) amendments necessary to comply with applicable law or the requirements of any Exchange. Notwithstanding the foregoing, the Plan or any outstanding Option granted hereunder may not be amended without shareholder approval to:

(i)	permit Options to be issued other than pursuant to Section 3.2(h)(xii) of the Plan of Arrangement;

(ii)	increase the number of Common Shares reserved for issuance pursuant to Options in excess of the limit prescribed in Article 4 hereof;

(iii)	extend the expiry date of any Option granted to an Insider (other than as permitted by the terms and conditions of the Plan);

(iv)	permit an Optionee to transfer Options to a new beneficial holder other than for estate settlement purposes;

(v)	reduce the limitations on Options contained in Article 4 hereof; and

(vi)	change this Article 21(a) to modify or delete any of (i) through (v) above.

(b)

Notwithstanding the foregoing, the Committee may amend or terminate the Plan or any outstanding Option granted hereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, in order to conform the Plan or such Option, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Option previously granted.

22.	Decisions Final and Binding

All decisions and interpretations by the Committee respecting this Plan or Options granted hereunder, including decisions as to adjustments in the number of Common Shares to be received upon exercise of an Option or the exercise price thereof in accordance with Article 11 shall be final and binding on the Corporation and all Optionees and their respective successors.

23.	Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

(a)	“affiliate” and “associate” each have the meaning ascribed thereto in MI 62-104;

(b)

“All or Substantially All of the Assets” means greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined by the Board in its sole discretion;

(c)

“Arrangement” means the arrangement involving Hammerhead Resources Inc., the Corporation, Decarbonization Plus Acquisition Corporation IV, 2453729 Alberta ULC, the securityholders of Hammerhead Resources Inc., the securityholders of the Corporation, the securityholders of Decarbonization Plus Acquisition Corporation IV and the securityholders of 2453729 Alberta ULC;

(d)

“Black-Out Period” means the period of time, if any, when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Option;

(e)	“Board” means the board of directors of the Corporation as constituted from time to time;

(f)	“business day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are generally not open for business;

(g)	“Change of Control” means:

(i)	a successful takeover bid; or

(ii)	(A)	any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(I)	a person or group of persons “acting jointly or in concert” (within the meaning of MI 62-104); or

(II)	an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

(B) members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii)	Incumbent Directors no longer constituting a majority of the Board; or

(iv)

the winding up of the Corporation or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Corporation within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (f)(ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Corporation for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (f)(iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined in accordance with paragraph 23(b); or

(v)	any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of the Plan;

(h)

“Common Shares” means the Class A common shares of the Corporation or, in the event of an adjustment contemplated by Article 10 hereof, such other Common Shares to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

(i)	“Committee” means a committee of the Board appointed from time to time by the Board to administer the Plan or, if no such committee is appointed, the Board;

(j)	“Corporation” means Hammerhead Energy Inc., an Alberta corporation, and includes any successor corporation thereof;

(k)	“Court” means the Alberta Court of King’s Bench;

(l)	“Exchange” means the stock exchange(s), if any, on which the Common Shares are listed and posted for trading;

(m)

“Fair Market Value” with respect to a Common Share, as at any date, means the volume weighted average of the prices at which the Common Shares traded on the Exchange (or, if the Common Shares are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of the Common Shares occurs) for the five (5) trading days on which the Common Shares traded on the said stock exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in its sole discretion;

(n)	“Final Order” means the final order of the Court dated February 3, 2023 in respect of the Arrangement;

(o)

“HEI Group” means, collectively, the Corporation, any entity that is a Subsidiary of the Corporation from time to time, including, without limitation, any entity designated by the Board from time to time as a member of the HEI Group for the purposes of this Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(p)

“Incumbent Directors” means any member of the Board who was a member of the Board at the effective date of the Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(q)	“Insider” has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual;

(r)	“MI 62-104” means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time;

(s)	“Option” means an option to purchase Common Shares granted pursuant to the provisions hereof;

(t)	“Option Agreement” has the meaning ascribed thereto in Article 16 hereof;

(u)	“Optionees” means persons to whom Options are granted and which Options, or a portion thereof, remain unexercised;

(v)	“Plan” means this share option plan of the Corporation, as the same may be amended or varied from time to time;

(w)	“Plan of Arrangement” means the Plan of Arrangement attached to the Final Order;

(x)	“Retirement” means:

(i)

the date that an Optionee who is an officer or employee of one or more of the entities comprising the HEI Group reaches the age of fifty-five (55) and voluntarily ceases to be an officer or employee of one or more of the entities comprising the HEI Group, provided that: (A) if the Optionee is an officer or employee of one or more of the entities comprising the HEI Group, such Optionee has provided the Corporation with six (6) months prior written notice of the Optionee’s intention to retire; and (B) is offered by the Corporation the opportunity to and enters into an agreement (which shall include non-competition and non-solicitation covenants and the consequences of breaching such covenants including the immediate termination of all outstanding Options notwithstanding the provisions of Section 7(d) in respect of such Retirement) with the Corporation respecting such Optionee’s retirement from any employment with the HEI Group in a form that is acceptable to the Corporation (a “Retirement Agreement”); or

(ii)	such other meaning as the Board may determine from time to time;

(y)	“Service Provider” means an officer or employee of, or a person or company engaged by, one or more of the entities comprising the HEI Group to provide services to an entity within the HEI Group;

(z)	“Subsidiary” has the meaning ascribed there in the Securities Act (Alberta);

(aa)

“takeover bid” means a “take-over bid” as defined in MI 62-104 or tender offer, pursuant to which the “offeror” would as a result of such takeover bid or tender offer, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Common Shares (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the offeror and the constitution of the board of directors or similar body of the offeror is such that the take-over bid or tender offer would not be considered a “Change of Control” if paragraph 23(g)(ii) above was applicable to the transaction); and

(bb)	“TSX” means the Toronto Stock Exchange.

24.	Governing Law

This Plan will be construed in accordance with and governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

25.	Currency

Unless otherwise indicated, all monetary amounts in this Plan and any Option Agreement are in Canadian dollars. Unless otherwise permitted by the Committee, all amounts payable under or in connection with this Plan or any Option Agreement shall be paid in Canadian dollars. If any monetary amount needs to be converted from U.S. dollars to Canadian dollars or vice versa for the purposes of this Plan or any Option Agreement, then the exchange rate for such conversion shall be determined by the Committee.

26.	Effective Time

This Plan shall be effective as of February 23, 2023.